EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the inclusion of our report dated February 6, 2004, relating to the financial statement of Utix Group, Inc. (formally known as Corporate Sports Incentives, Inc.) in this Registration Statement on Form SB-2. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern. It should be noted that we have not audited any financial statements of the Company subsequent to September 30, 2003 or performed any audit procedures subsequent to the date of our report.

VITALE, CATURANO & COMPANY, P.C.

February 12, 2004
Boston, Massachusetts